Exhibit 99.1

QTS REPORTS FOURTH QUARTER AND FULL YEAR 2016 OPERATING RESULTS

OVERLAND PARK, Kan. – February 21, 2017 – QTS Realty Trust, Inc. (“QTS” or the “Company”) (NYSE: QTS) today announced operating results for the fourth quarter and full year ended December 31, 2016.

Fourth Quarter and Full Year Highlights

•

Reported net income of $5.5 million and $24.7 million for the quarter and year ended December 31, 2016, respectively, an increase of 2.8% and 2.3% compared to the same periods in 2015. Net income was $0.10 per basic and diluted share for the fourth quarter of 2016, compared to net income per basic and diluted share of $0.11 for the fourth quarter of 2015. Net income per basic and diluted share for the year ended 2016 was $0.47 and $0.46, respectively, compared to net income per basic and diluted share of $0.54 and $0.53, respectively, for the year ended 2015.

•

Reported Operating FFO of $35.4 million and $140.7 million for the quarter and year ended December 31, 2016, respectively, an increase of 12.2% and 35.4% compared to the same periods in 2015. Operating FFO included a non-cash deferred tax benefit of $0.2 million and $6.4 million for the quarter and year ended December 31, 2016, respectively. Operating FFO for the quarter and year ended December 31, 2016 on a fully diluted per share basis was $0.64 per share and $2.61 per share, respectively, a decrease of 2.1% and an increase of 13.8% compared to the same periods of 2015.  Excluding the effects of the Company’s non-cash deferred tax benefit, Operating FFO on a fully diluted per share basis for the quarter and year ended December 31, 2016 represented an increase of 6.2% and 12.7% compared to the same periods of 2015.

•

Reported FFO of $34.2 million and $133.2 million for the quarter and year ended December 31, 2016, respectively, an increase of 21.8% and 35.2% compared to the same periods in 2015. FFO for the quarter and year ended December 31, 2016 on a fully diluted per share basis was $0.62 per share and $2.47 per share, respectively, an increase of 7% and 14% compared to the same periods of 2015.

•	Reported Adjusted EBITDA of $48.4 million and $184.3 million for the quarter and year ended December 31, 2016, respectively, an increase of 17.9% and 31.6% compared to the same periods in 2015.

•	Reported NOI of $67.2 million and $257.0 million for the quarter and year ended December 31, 2016, respectively, an increase of 13.5% and 28.0% compared to the same periods in 2015.

•	Reported total revenues of $105.4 million and $402.4 million for the quarter and year ended December 31, 2016, respectively, an increase of 13.8% and 29.3% compared to the same periods in 2015.

“We are pleased to end 2016 with a solid fourth quarter and strong momentum heading into 2017. Enterprise demand for hybrid IT solutions is accelerating and our integrated technology services platform positions QTS to be a trusted IT partner to our customers,” said Chad Williams, Chairman and CEO of QTS.

Williams added, “The investments we are making to enhance our product mix and develop our real estate footprint continue to expand our long-term growth opportunity. We are pleased with our execution in existing markets and excited about our performance in our newer data centers in Chicago and Piscataway. We also look forward to the additional opportunity for growth in a high demand, Tier 1 market with our new acquisition in Fort Worth.”

1 QTS Q4 Earnings 2016	Contact: IR@qtsdatacenters.com

Financial Results

Quarterly Results

Net income recognized in the fourth quarter of 2016 was $5.5 million ($0.10 per basic and diluted share), which included approximately $1.5 million of transaction and integration costs and $0.7 million of income tax benefit, compared to net income of $5.3 million ($0.11 per basic and diluted share) recognized in the fourth quarter of 2015, which also included approximately $5.0 million of transaction and integration costs and $4.4 million of income tax benefit.

QTS generated Operating FFO of $35.4 million, or $0.64 per fully diluted share, in the fourth quarter of 2016, which includes a non-cash tax benefit of approximately $0.2 million, compared to Operating FFO of $31.5 million, or $0.65 per fully diluted share, for the fourth quarter of 2015, which included a non-cash tax benefit of approximately $2.4 million. The Operating FFO for the fourth quarter of 2016 represents an increase of approximately 12.2% compared to the prior year, and a 2.1% decrease on a fully diluted per share basis.  Excluding the effects of the Company’s non-cash deferred tax benefit, Operating FFO for the fourth quarter of 2016 represents an increase of approximately 20.9% compared to the prior year, and a 6.2% increase on a fully diluted per share basis.

Additionally, QTS generated $48.4 million of Adjusted EBITDA in the fourth quarter of 2016, an increase of 17.9% compared to $41.0 million for the fourth quarter of 2015.

QTS generated total revenues of $105.4 million in the fourth quarter of 2016, an increase of 13.8% compared to $92.7 million in the fourth quarter of 2015. MRR as of December 31, 2016 was $30.9 million, an increase of 12.4% compared to MRR as of December 31, 2015 of $27.5 million.

2016 Results

Net income recognized for the year ended December 31, 2016 was $24.7 million ($0.47 and $0.46 per basic and diluted share, respectively), which included approximately $10.9 million of transaction and integration costs and $10.0 million of income tax benefit, compared to net income of $24.1 million ($0.54 and $0.53 per basic and diluted share, respectively) recognized for the year ended December 31, 2015, which included approximately $11.3 million of transaction and integration costs and $10.1 million of income tax benefit.

QTS generated Operating FFO of $140.7 million, or $2.61 per fully diluted share, during the year ended December 31, 2016, which includes a non-cash tax benefit of approximately $6.4 million, compared to Operating FFO of $103.9 million, or $2.29 per share, for the year ended December 31, 2015, which included a non-cash tax benefit of approximately $3.8 million. The Operating FFO for 2016 represents an increase of approximately 35.4% compared to the prior year, and a 13.8% increase on a per share basis. Excluding the effects of the Company’s non-cash deferred tax benefit, Operating FFO for the year ended December 31, 2016 represents an increase of approximately 34.1% compared to the prior year, and a 12.7% increase on a fully diluted per share basis.

Additionally, QTS generated $184.3 million of Adjusted EBITDA during the year ended December 31, 2016, an increase of 31.6% compared to $140.0 million during the year ended December 31, 2015.

QTS generated total revenues of $402.4 million during the year ended December 31, 2016, an increase of 29.3% compared to $311.1 million during the year ended December 31, 2015.

Leasing Activity

During the quarter and year ended December 31, 2016, QTS entered into customer leases representing approximately $11.6 million and $48.0 million, respectively, of incremental annualized rent, net of downgrades, with fourth quarter net leasing activity in line with the prior four quarter average. The fourth quarter sales pricing of $715 per square foot was over 16% higher than the prior quarter average of $614 per square foot, which was driven by 9% higher pricing of C1 signed leases and 40% higher pricing on C2/C3 signed leases. Higher pricing on C2/C3 signed leases was driven by several large C3 deals signed during the quarter.

2 QTS Q4 Earnings 2016	Contact: IR@qtsdatacenters.com

During the quarter and year ended December 31, 2016, QTS renewed leases with total annualized rent which was 4.7% and 0.6% higher than the annualized rent prior to their respective renewals. The Company defines renewals as leases for which the customer retains the same amount of space before and after renewal. There is variability in the Company’s renewal rates based on the mix of product types renewed, and renewal rates are expected to increase in the low to mid-single digits. Rental churn (which the Company defines as MRR lost to a customer intending to fully exit the QTS platform in the near term compared to total MRR at the beginning of the period) was 0.7% for the fourth quarter of 2016 and 5.6% for the year ended December 31, 2016. During the quarter and year ended December 31, 2016, QTS commenced customer leases (which includes new customers and also existing customers that renewed their lease term) representing approximately $2.8 million and $10.8 million of MRR (and representing approximately $33.1 million and $129.0 million of annualized rent) at $464 and $601 per square foot, respectively. Average pricing on QTS commenced leases during the fourth quarter of 2016 decreased compared to the prior four quarter average primarily due to the commencement of larger C1 deals which tend to have a lower rate per square foot.

As of December 31, 2016, the booked-not-billed MRR balance (which represents customer leases that have been executed, but for which lease payments have not commenced as of December 31, 2016) was approximately $3.6 million, or $43.1 million of annualized rent, and compares to $50.8 million at September 30, 2016 and $47.7 million at December 31, 2015. The booked-not-billed balance is expected to contribute an incremental $20.0 million to revenue in 2017 (representing $29.5 million in annualized revenues), an incremental $2.9 million in 2018 (representing $4.6 million in annualized revenues), and an incremental $8.9 million in annualized revenues thereafter.

Development, Redevelopment, and Acquisitions

During the fourth quarter and year ended 2016 the Company brought online approximately 8 and 30 megawatts of gross power, respectively. During the fourth quarter and year ended 2016, the Company also brought online approximately 48,000 and 137,000 net rentable square feet (“NRSF”) of raised floor and various portions of customer specific capital at an aggregate cost of approximately $66 million and $246 million, respectively. In addition, during the fourth quarter of 2016, the Company continued redevelopment of the Irving (previously disclosed as the “Dallas-Fort Worth” facility), Atlanta-Metro, Chicago, Piscataway, Santa Clara, Fort Worth and certain Leased Facilities acquired in 2015 to have space ready for customers in 2017 and forward.  The Company expects to spend $325 million to $375 million in 2017 on capital expenditures, and place approximately $250 million and approximately 151,000 raised floor NRSF into service in 2017.

During the fourth quarter of 2016, QTS acquired a facility in Fort Worth, Texas for $50 million. This facility has a basis of design of 80,000 square feet, 8 gross MW of current available power with an additional 8 gross MW available for further expansion.  Additionally, the Company signed a 1 MW lease with the prior owner of the facility in January 2017.  This facility will provide additional capacity for the strong demand the Company has seen in the Dallas-Fort Worth market.

Balance Sheet and Liquidity

As of December 31, 2016, the Company’s total debt balance net of cash and cash equivalents was $968.1 million, resulting in a debt to annualized Adjusted EBITDA of 5.0x. This ratio continues to be impacted by various portions of the Company’s portfolio that were recently placed into service which have not yet produced a stabilized Adjusted EBITDA, including the Company’s recent purchase of the Fort Worth facility. In addition, the Company incurred costs included in construction in progress related to revenue which will begin to ramp in 2017 and beyond associated with the Company’s booked-not-billed backlog of $43.1 million in annualized rent.

In December 2016, the Company amended its unsecured credit facility, increasing the total capacity by $300 million and extending the term for an additional year. The amended unsecured credit facility has a total capacity of $1.2 billion and includes a $300 million term loan which matures in approximately 5 years, another $200 million term loan which matures in 5.5 years, and a $700 million revolving credit facility which matures in approximately 4 years, with a one year extension option. The unsecured credit facility also includes a $300 million accordion feature.

As of December 31, 2016, the Company had total available liquidity of approximately $571 million which was comprised of $561 million of available capacity under the Company’s unsecured revolving credit facility and approximately $10 million of cash and cash equivalents.

3 QTS Q4 Earnings 2016	Contact: IR@qtsdatacenters.com

2017 Guidance

	2016 Actuals	2017
($ in millions except per share amounts)		Low	High
Adjusted EBITDA	$ 184.3	$ 203.0	$ 211.0
Operating FFO (2)	$ 140.7	$ 151.0	$ 157.0
Operating FFO per share (2)	$ 2.61	$ 2.64	$ 2.76
Capital Expenditures (1)	$ 279.0	$ 325.0	$ 375.0

(1)	Excludes acquisitions.
(2)	Incorporates approximately $3 million of estimated non-cash tax benefit being recognized in 2017 compared to $6.4 million of non-cash tax benefit recognized in 2016.

The Company expects revenue growth of 11%-13% which is anticipated to be back-end loaded and ramping during the year, with expected churn at the high end of our historical average of 5%-8%. The Company expects Adjusted EBITDA margin to be in line with the 2016 Adjusted EBITDA margin, with 2017 NOI margin approximately 100 basis points below the 2016 NOI margin. This guidance does not contemplate any acquisitions or dispositions.

Chief Financial Officer Transition

In conjunction with announcing operating results for the fourth quarter and full year ended December 31, 2016, QTS also announced in a separate press release, it has named Jeffrey Berson as Chief Financial Officer and Bill Schafer as EVP – Finance and Accounting, effective April 3, 2017. Please reference our press release entitled, “QTS Announces Chief Financial Officer Transition” for additional details.

Non-GAAP Financial Measures

This release includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business, as further described below.

Conference Call Details

The Company will host a conference call and webcast on February 22, 2017, at 8:30 a.m. Eastern time (7:30 a.m. Central time) to discuss its financial results, current business trends and market conditions.

The dial-in number for the conference call is (877) 883-0383 (U.S.) or (412) 902-6506 (International). The participant entry number is 8439196# and callers are asked to dial in ten minutes prior to start time. A link to the live broadcast and the replay will be available on the Company’s website (www.qtsdatacenters.com) under the Investors tab.

About QTS

QTS Realty Trust, Inc. (NYSE: QTS) is a leading provider of secure, compliant data center solutions, hybrid cloud and fully managed services. QTS’ integrated technology service platform of custom data center (C1), colocation (C2) and cloud and managed services (C3) provides flexible, scalable, secure IT solutions for web and IT applications. QTS’ Critical Facilities Management (CFM) provides increased efficiency and greater performance for third-party data center owners and operators. QTS owns, operates or manages 25 data centers and supports more than 1,100 customers in North America, Europe and Asia Pacific.

QTS Investor Relations Contact

Stephen Douglas – Vice President – Investor Relations and Strategic Planning

Jeff Berson – Chief Investment Officer

William Schafer – Chief Financial Officer

ir@qtsdatacenters.com

4 QTS Q4 Earnings 2016	Contact: IR@qtsdatacenters.com

Forward Looking Statements

Some of the statements contained in this release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In particular, statements pertaining to the Company’s capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, all of the statements regarding anticipated growth in funds from operations and anticipated market conditions are forward-looking statements. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this release reflect the Company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: adverse economic or real estate developments in the Company’s markets or the technology industry; global, national and local economic conditions; risks related to the Company’s international operations; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to successfully develop, redevelop and operate acquired properties or lines of business; significant increases in construction and development costs; the increasingly competitive environment in which the Company operates; defaults on, or termination or non-renewal of leases by customers; increased interest rates and operating costs, including increased energy costs; financing risks, including the Company’s failure to obtain necessary outside financing; decreased rental rates or increased vacancy rates; dependence on third parties to provide Internet, telecommunications and network connectivity to the Company’s data centers; the Company’s failure to qualify and maintain its qualification as a real estate investment trust; environmental uncertainties and risks related to natural disasters; financial market fluctuations; and changes in real estate and zoning laws, revaluations for tax purposes and increases in real property tax rates.

While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and other periodic reports the Company files with the Securities and Exchange Commission.

5 QTS Q4 Earnings 2016	Contact: IR@qtsdatacenters.com

Combined Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
ASSETS	2016	2015
Real Estate Assets
Land	$74,130	$57,112
Buildings, improvements and equipment	1,524,767	1,180,386
Less: Accumulated depreciation	(317,834)	(239,936)
	1,281,063	997,562

Construction in progress	365,960	345,655
Real Estate Assets, net	1,647,023	1,343,217
Cash and cash equivalents	9,580	8,804
Rents and other receivables, net	41,540	28,233
Acquired intangibles, net (1) (2)	129,754	115,702
Deferred costs, net (3) (4)	38,507	30,042
Prepaid expenses	6,918	6,502
Goodwill (1)	173,843	181,738
Other assets, net (5)	39,305	33,101
TOTAL ASSETS	$2,086,470	$1,747,339

LIABILITIES
Unsecured credit facility, net (4)	$634,939	$520,956
Senior notes, net of discount and debt issuance costs (4)	292,179	290,852
Capital lease and lease financing obligations	38,708	49,761
Accounts payable and accrued liabilities	86,129	95,924
Dividends and distributions payable	19,634	15,378
Advance rents, security deposits and other liabilities	24,893	18,798
Deferred income taxes (1)	15,185	18,813
Deferred income	21,993	16,991
TOTAL LIABILITIES	1,133,660	1,027,473

EQUITY

Common stock, $0.01 par value, 450,133,000 shares authorized, 47,831,250 and 41,225,784 shares issued and outstanding as of December 31, 2016 and December 31, 2015, respectively	478	412
Additional paid-in capital	931,783	670,275
Accumulated dividends in excess of earnings	(97,793)	(52,732)
Total stockholders’ equity	834,468	617,955
Noncontrolling interests	118,342	101,911
TOTAL EQUITY	952,810	719,866
TOTAL LIABILITIES AND EQUITY	$2,086,470	$1,747,339

(1)

During the second quarter of 2016, the purchase price allocation associated with the acquisition of Carpathia Hosting, Inc. (“Carpathia”) was finalized.  The primary adjustments to the purchase price allocation made during the first and second quarters of 2016 consisted of a $14.7 million increase in intangible assets, a $6.0 million increase in deferred tax liability and a reduction in goodwill of $7.9 million.

(2)	The June 2016 acquisition of the Piscataway, NJ facility contributed $15.6 million to net acquired intangibles as of December 31, 2016.

6 QTS Q4 Earnings 2016	Contact: IR@qtsdatacenters.com

(3)

As of December 31, 2016 and December 31, 2015, deferred costs, net included $7.0 million and $6.3 million of deferred financing costs net of amortization, respectively, and $31.5 million and $23.8 million of deferred leasing costs net of amortization, respectively.

(4)

Debt issuance costs, net related to the Senior Notes and term loan portion of the Company’s unsecured credit facility aggregating $10.1 million and $10.2 million at December 31, 2016 and December 31, 2015, respectively, have been netted against the related debt liability line items for both periods presented, as required by recently issued accounting guidance.

(5)

As of December 31, 2016 and December 31, 2015, other assets, net included $31.7 million and $25.9 million of corporate fixed assets, respectively, primarily relating to construction of corporate offices, leasehold improvements and product related assets.

7 QTS Q4 Earnings 2016	Contact: IR@qtsdatacenters.com

Combined Consolidated Statements of Operations and Comprehensive Income

(in thousands except share and per share data)

The following financial data for the year ended December 31, 2016 includes the operating results of the Piscataway facility for the period June 6, 2016 (the date the Company acquired the facility) through December 31, 2016.

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2016	2016	2015	2016	2015
Revenues:
Rental	$78,622	$77,005	$66,240	$295,723	$230,510
Recoveries from customers	8,965	8,703	5,177	29,271	22,581
Cloud and managed services	16,340	16,243	19,406	68,488	51,994
Other (1)	1,516	1,514	1,867	8,881	5,998
Total revenues	105,443	103,465	92,690	402,363	311,083
Operating expenses:
Property operating costs	35,773	36,288	32,063	136,488	104,355
Real estate taxes and insurance	2,514	2,566	1,448	8,840	5,869
Depreciation and amortization	33,093	32,699	27,020	124,786	85,811
General and administrative (2)	21,450	19,942	19,890	83,286	67,783
Transaction and integration costs (3)	1,521	3,465	5,026	10,906	11,282
Total operating expenses	94,351	94,960	85,447	364,306	275,100

Operating income	11,092	8,505	7,243	38,057	35,983

Other income and expense:
Interest income	-	1	-	3	2
Interest expense	(6,125)	(6,179)	(5,730)	(23,159)	(21,289)
Other income/(expense), net (4)	(193)	1	(385)	(192)	(468)
Income before taxes	4,774	2,328	1,128	14,709	14,228
Tax benefit of taxable REIT subsidiaries (5)	707	4,210	4,370	9,976	10,065
Loss on sale of real estate	-	-	(164)	-	(164)
Net income	5,481	6,538	5,334	24,685	24,129
Net income attributable to noncontrolling interests (6)	(675)	(808)	(731)	(3,160)	(3,803)
Net income attributable to QTS Realty Trust, Inc.	$4,806	$5,730	$4,603	$21,525	$20,326

Net income per share attributable to common shares:
Basic	$0.10	$0.12	$0.11	$0.47	$0.54
Diluted	0.10	0.12	0.11	0.46	0.53

Weighted average common shares outstanding:
Basic	47,853,304	47,854,516	41,168,656	46,205,937	37,568,109
Diluted	55,572,050	55,687,665	48,829,726	53,962,234	45,353,170

(1)

Other revenue – Includes straight line rent, sales of scrap metals and other unused materials and various other revenue items. Straight line rent was $1.5 million, $1.5 million and $1.8 million for the three months ended December 31, 2016,  September 30, 2016 and December 31, 2015, respectively.  Straight line rent was $8.4 million and $5.1 million for the year ended December 31, 2016 and 2015, respectively.

(2)

General and administrative expenses – Includes personnel costs, sales and marketing costs, professional fees, travel costs, product investment costs and other corporate general and administrative expenses. General and administrative expenses were 20.3%,  19.3%, and 21.5% of total revenues for the three month periods ended December 31, 2016,  September 30, 2016 and December 31, 2015, respectively. General and administrative expenses were 20.7% and 21.8% of total revenues for the year ended December 31, 2016 and 2015, respectively.

8 QTS Q4 Earnings 2016	Contact: IR@qtsdatacenters.com

(3)

Transaction and integration costs – For the three month periods ended December 31, 2016, September 30, 2016, and December 31, 2015, the Company recognized $0.4 million, $0.1 million and $0.5 million, respectively, in transaction costs related to the examination of actual and potential acquisitions.  Transaction costs were $1.3 million and $4.9 million for the year ended December 31, 2016 and 2015, respectively.  The Company also recognized $1.1 million, $3.4 million and $4.6 million in integration costs for the three month periods ended December 31, 2016,  September 30, 2016 and December 31, 2015, respectively, with integration costs for the three months ended December 31, 2016 including an offset of approximately $1.0 million related to the reimbursement of certain escrow funds.  Integration costs include various costs to integrate QTS and acquired businesses (including consulting fees, costs to consolidate office space and costs which were previously duplicated) as well as accelerated depreciation of certain software following acquisition. Integration costs were $9.6 million and $6.3 million for the year ended December 31, 2016 and 2015, respectively.

(4)	Other expense, net – Primarily includes write offs of unamortized deferred financing costs associated with the early extinguishment and/or restructuring of certain debt instruments.
(5)

Tax benefit of taxable REIT subsidiaries – For the three months ended December 31, 2016,  September 30, 2016 and December 31, 2015, the Company recorded 0.7 million, $4.2 million and $4.4 million, respectively.  The current year amounts related to recorded operating losses which include certain transaction and integration costs.  The prior year amount related to the reversal of valuation allowances of deferred tax assets, aggregating approximately $3.2 million, which was a result of the purchase of Carpathia.  The Company recorded $10.0 million and $10.1 million in tax benefits for the year ended December 31, 2016 and 2015, respectively.

(6)

Noncontrolling interest – The noncontrolling ownership interest of QualityTech, LP was 12.4% and 14.2% as of December 31, 2016 and 2015, respectively, with the decrease primarily attributable to the equity issuance in April 2016.

9 QTS Q4 Earnings 2016	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income to FFO, Operating FFO & Adjusted Operating FFO

(unaudited and in thousands except per share data)

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of property, real estate-related depreciation and amortization and similar adjustments for unconsolidated partnerships and joint ventures. The Company generally calculates Operating FFO as FFO excluding certain non-routine charges and gains and losses that management believes are not indicative of the results of the Company’s operating real estate portfolio. The Company believes that Operating FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and, to the extent other REITs calculate Operating FFO on a comparable basis, between the Company and these other REITs. The Company calculates Adjusted Operating FFO by adding or subtracting from Operating FFO items such as: maintenance capital investment, paid leasing commissions, amortization of deferred financing costs and bond discount, non-real estate depreciation, straight line rent adjustments, deferred taxes and non-cash compensation. Operating FFO and Adjusted Operating FFO are non-GAAP measures that are used as supplemental performance measures and to provide additional information to users of the financial statements.

A reconciliation of net income to FFO, Operating FFO and Adjusted Operating FFO is presented below:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2016	2016	2015	2016	2015
FFO
Net income	$5,481	$6,538	$5,334	$24,685	$24,129
Real estate depreciation and amortization	28,703	28,493	22,575	108,474	74,224
Loss on sale of real estate	-	-	164	-	164
FFO	34,184	35,031	28,073	133,159	98,517

Write off of unamortized deferred finance costs	193	-	385	193	468
Integration costs	1,134	3,355	4,552	9,568	6,334
Transaction costs	387	110	474	1,338	4,948
Tax benefit associated with transaction and integration costs	(525)	(1,136)	(1,970)	(3,592)	(3,176)
Non-cash reversal of deferred tax asset valuation allowance	-	-	-	-	(3,175)
Operating FFO *	35,373	37,360	31,514	140,666	103,916

Maintenance Capex	(2,613)	(1,731)	(2,711)	(5,059)	(4,745)
Leasing commissions paid	(5,154)	(4,402)	(3,237)	(18,751)	(13,108)
Amortization of deferred financing costs and bond discount	912	879	872	3,545	3,424
Non real estate depreciation and amortization	4,390	4,207	4,445	16,313	11,531
Straight line rent revenue and expense and other	(984)	(957)	(2,398)	(6,794)	(4,402)
Tax benefit from operating results	(181)	(3,075)	(2,400)	(6,384)	(3,754)
Equity-based compensation expense	2,697	2,637	1,758	10,584	6,964
Adjusted Operating FFO *	$34,440	$34,918	$27,843	$134,120	$99,826

Fully diluted weighted average shares	55,572	55,688	48,830	53,962	45,353
Operating FFO per share	$0.64	$0.67	$0.65	$2.61	$2.29

*

The Company’s calculations of Operating FFO and Adjusted Operating FFO may not be comparable to Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition.

10 QTS Q4 Earnings 2016	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income to EBITDA and Adjusted EBITDA

(unaudited and in thousands)

The Company calculates EBITDA as net income (loss) adjusted to exclude interest expense and interest income, provision (benefit) for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization. The Company believes that EBITDA is another metric that is often utilized to evaluate and compare the Company’s ongoing operating results between periods and between REITs. In addition to EBITDA, the Company calculates an adjusted measure of EBITDA, which the Company refers to as Adjusted EBITDA, as EBITDA excluding write off of unamortized deferred financing costs, gain (loss) on extinguishment of debt, transaction and integration costs, equity-based compensation expense, restructuring costs and gain (loss) on sale of real estate. The Company believes that Adjusted EBITDA provides investors with another financial measure that can facilitate comparisons of operating performance between periods and between REITs.

A reconciliation of net income to EBITDA and Adjusted EBITDA is presented below:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2016	2016	2015	2016	2015
EBITDA and Adjusted EBITDA
Net income	$5,481	$6,538	$5,334	$24,685	$24,129
Interest expense	6,125	6,179	5,730	23,159	21,289
Interest income	-	(1)	-	(3)	(2)
Tax benefit of taxable REIT subsidiaries	(707)	(4,210)	(4,370)	(9,976)	(10,065)
Depreciation and amortization	33,093	32,699	27,020	124,786	85,811
EBITDA	43,992	41,205	33,714	162,651	121,162

Write off of unamortized deferred finance costs	194	-	385	193	468
Equity-based compensation expense	2,697	2,637	1,758	10,584	6,964
Integration costs	1,134	3,355	4,552	9,568	6,334
Transaction costs	387	110	474	1,338	4,948
Loss on sale of real estate	-	-	164	-	164
Adjusted EBITDA	$48,404	$47,307	$41,047	$184,334	$140,040

11 QTS Q4 Earnings 2016	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income to Net Operating Income (NOI)

(unaudited and in thousands)

The Company calculates net operating income (“NOI”) as net income (loss), excluding: interest expense, interest income, tax expense (benefit) of taxable REIT subsidiaries, depreciation and amortization, write off of unamortized deferred financing costs, gain (loss) on extinguishment of debt, transaction and integration costs, gain (loss) on sale of real estate, restructuring costs and general and administrative expenses. The Company believes that NOI is another metric that is often utilized to evaluate returns on operating real estate from period to period and also, in part, to assess the value of the operating real estate. A reconciliation of net income to NOI is presented below:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2016	2016	2015	2016	2015
Net Operating Income (NOI)
Net income	$5,481	$6,538	$5,334	$24,685	$24,129
Interest expense	6,125	6,179	5,730	23,159	21,289
Interest income	-	(1)	-	(3)	(2)
Depreciation and amortization	33,093	32,699	27,020	124,786	85,811
Write off of unamortized deferred finance costs	194	-	385	193	468
Tax benefit of taxable REIT subsidiaries	(707)	(4,210)	(4,370)	(9,976)	(10,065)
Integration costs	1,134	3,355	4,552	9,568	6,334
Transaction costs	387	110	474	1,338	4,948
Loss on sale of real estate	-	-	164	-	164
General and administrative expenses	21,450	19,942	19,890	83,286	67,783
NOI (1)	$67,157	$64,612	$59,179	$257,036	$200,859
Breakdown of NOI by facility:
Atlanta-Metro data center	$20,187	$20,030	$18,256	$81,074	$69,861
Atlanta-Suwanee data center	11,937	11,051	10,488	45,760	41,088
Santa Clara data center	3,325	2,961	3,786	13,703	14,352
Richmond data center	8,324	7,850	6,431	30,752	20,959
Sacramento data center	1,892	1,780	1,875	7,734	7,516
Princeton data center	2,364	2,468	2,471	9,544	9,461
Irving data center	4,952	5,118	1,804	16,608	5,547
Leased data centers acquired in 2015	9,848	10,487	12,885	41,785	27,595
Piscataway data center (2)	2,871	2,086	-	5,627	-
Other facilities	1,457	781	1,183	4,449	4,480
NOI (1)	$67,157	$64,612	$59,179	$257,036	$200,859

(1)

Includes facility level G&A expense allocation charges of 4% of cash revenue for all entities, with the exception of the leased facilities acquired in 2015, which include G&A expense allocation charges of 10% of cash revenue.  These allocated charges aggregated to $5.3 million, $5.2 million and $5.2 million for the three month periods ended December 31, 2016,  September 30, 2016 and December 31, 2015, respectively, and $20.6 million and $15.2 million for the year ended December 31, 2016 and 2015, respectively.

(2)	Includes results of the Piscataway facility for the period June 6, 2016 through December 31, 2016.

12 QTS Q4 Earnings 2016	Contact: IR@qtsdatacenters.com

Reconciliations of Total Revenues to Recognized MRR in the period and MRR at period end

(unaudited and in thousands)

The Company calculates MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from its C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases (which represent customer leases that have been executed but for which lease payments have not commenced) as of a particular date, unless otherwise specifically noted. The Company calculates recognized MRR as the recurring revenue recognized during a given period, which includes revenue from its C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues. Management uses MRR and recognized MRR as supplemental performance measures because they provide useful measures of increases in contractual revenue from customer leases. A reconciliation of total revenues to recognized MRR in the period and MRR at period-end is presented below:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2016	2016	2015	2016	2015
Recognized MRR in the period
Total period revenues (GAAP basis)	$105,443	$103,465	$92,690	$402,363	$311,083
Less: Total period recoveries	(8,965)	(8,703)	(5,177)	(29,271)	(22,581)
Total period deferred setup fees	(2,636)	(2,377)	(1,907)	(9,172)	(6,042)
Total period straight line rent and other	(2,867)	(3,697)	(4,456)	(16,589)	(12,677)
Recognized MRR in the period	90,975	88,688	81,150	347,331	269,783

MRR at period end
Total period revenues (GAAP basis)	$105,443	$103,465	$92,690	$402,363	$311,083
Less: Total revenues excluding last month	(69,465)	(69,427)	(61,627)	(366,385)	(280,020)
Total revenues for last month of period	35,978	34,038	31,063	35,978	31,063
Less: Last month recoveries	(3,247)	(2,398)	(1,415)	(3,247)	(1,415)
Last month deferred setup fees	(968)	(828)	(716)	(968)	(716)
Last month straight line rent and other	(873)	(1,034)	(1,443)	(873)	(1,443)
MRR at period end	$30,890	$29,778	$27,489	$30,890	$27,489

13 QTS Q4 Earnings 2016	Contact: IR@qtsdatacenters.com